VGrab Communications Inc. 810-789 West Pender St Vancouver, BC V6C 1H2

OTCQB: VGRBF

News Release

VGRAB COMMUNICATIONS INC. ENTERS INTO DEBT SETTLEMENT AGREEMENTS

VANCOUVER, BRITISH COLUMBIA - (July 14, 2016) VGrab Communications Inc. (OTCQB: VGRBF) (the “Company” or “VGrab”) a development stage company that through its VGrab platform creates an opportunity to combine both consumer and merchants together, and allows its members to promote their brands to specific groups of interest for a fraction of price, announced today that it had reached an agreement with two of its debt-holders to partially convert their debts into common shares of the Company.

Pursuant to the debt conversion agreements (the “Agreements”), the Company issued a total of 3,407,177 common shares of the Company, to settle $408,861.42 owed to the vendors. Of the total amount settled, $359,394.22 was owed to Hampshire Infotech Sdn (“Hampshire”), a company that is a member of the Hampshire Group, the Company’s significant shareholder.

The securities issued pursuant to the debt conversion agreements have not bee registered under the Act and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

About VGrab

VGrab is a platform for any lifestyle from shopping to leisure. Through widely connected mega chains to the local street ventures, VGrab creates an opportunity to combine both consumer and merchants together by promoting brands to a specific group of interest for a fraction of price.

On behalf of the Board of Directors,

Jacek P. Skurtys, President

CONTACT INFORMATION

VGrab Communications Inc.

604-722-0041